ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC.
ANNOUNCES ANATEL APPROVAL
OF ESTeem 195Eg IN BRAZIL

KENNEWICK, WASHINGTON --- April 17, 2006 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), manufacturer of ESTeem wireless modems, today announced the Company’s ESTeem 195Eg Ethernet modem has been granted type acceptance by the Brazilian telecommunications authority, ANATEL, effective April 5, 2006. The Esteem 195Eg had previously been granted type acceptance in the United States and Canada. The type acceptance is a vital and required step prior to launching the ESTeem 195Eg in the Brazilian wireless product market.

The ESTeem 195Eg is 802.11g Ethernet compatible, offering 54 Mbps RF data rate in the 2.4 GHz unlicensed spectrum. Utilizing an advanced, industrial hardened case, the 195Eg can be field deployed and directly outdoor pole mounted. With Power over Ethernet (POE) capability and internal lightning arrestor, expensive external feedlines and lightning arrestors can be eliminated, reducing system cost and signal-loss.

The Model 195Eg has the Access Point Digi-Repeating feature allowing users to build a wireless network for large geographical areas without hardwiring fixed Access Points. The EtherStation feature allows the 195Eg to be configured in the Client mode for use in mobile vehicles, allowing them to roam seamlessly under the wireless canopy of 195Eg Access Points.

Electronic Systems Technology, a publicly held Corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology. Contact EST Marketing for more details.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM